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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT


                 Pursuant to Section 13 or 15(d)
              of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): July 3, 1997.

                          OWENS CORNING
      (Exact name of registrant as specified in its charter)


Delaware                          1-3660                   34-4323452
(State or other jurisdiction      (Commission           (IRS Employer
of incorporation)                 File Number)          Identification No.)

One Owens Corning Parkway                                   43659
Toledo, Ohio                                             (Zip Code)
(Address of principal executive offices)


                               (419) 248-8000
         (Registrant's telephone number, including area code)



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Item 2.   Acquisition or Disposition of Assets.

          On July 3, 1997, Sierra Corp. ("Sierra Corp."), a
Delaware corporation and a wholly owned subsidiary of Owens
Corning, a Delaware corporation (the "Company"), was merged (the
"Merger") with and into Fibreboard Corporation, a Delaware corporation ("Fibreboard"), with Fibreboard becoming a wholly owned subsidiary of the Company as a result of the Merger.

          Pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 27, 1997 among the Company, Sierra Corp. and Fibreboard, Sierra Corp. commenced a tender offer (the "Tender Offer") on May 30, 1997 to purchase all outstanding shares of common stock, par value $.01 per share, of Fibreboard, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement dated as of August 25, 1988, as amended, between Fibreboard and The First National Bank of Boston, as successor rights agent (collectively, the "Shares"), at a purchase price of $55.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 30, 1997 and the related Letter of Transmittal. On June 27, 1997, the Company accepted for payment a total of 7,836,655 Shares (approximately 92.3% of the Shares outstanding on June 26, 1997) pursuant to the Tender Offer .

          The consummation of the Merger completes the acquisition of Fibreboard by the Company pursuant to the terms of the Merger Agreement. As a result of the Merger each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by Fibreboard, any subsidiary of Fibreboard, Sierra Corp. or any other subsidiary of the Company, which Shares were canceled without consideration being delivered therefor) was automatically canceled and became the right to receive cash, without interest, in the amount of $55.00, subject to applicable appraisal rights pursuant to Delaware law.

          The total consideration to be paid by the Company for the purchase of Shares pursuant to the Tender Offer and the Merger will be $466,951,100. The source of such funds is a loan under a Credit Agreement dated as of June 26, 1997 (the "Credit Agreement"), among the Company, Sierra Corp., certain other subsidiaries of the Company, certain banks and Credit Suisse First Boston, as agent for such banks. The aggregate commitments under the Credit Agreement total $2 billion, and the initial borrowings under the Credit Agreement in connection with the Tender Offer and the Merger totaled approximately $1 billion (of which approximately $335 million was used to repay existing credit facilities of the Company).

          The acquisition of Fibreboard does not constitute a "significant business combination" under Regulation S-X of the Securities and Exchange Commission and, therefore, does not require the filing by the Company of pro forma financial information under the Securities Exchange Act of 1934, as amended.

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                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              OWENS CORNING
                              (Registrant)


                              By:   /s/ David W. Devonshire
                                 David W. Devonshire
                                 Senior Vice President and
                                 Chief Financial Officer

Dated: July 15, 1997


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